Registration No. 333-184635

As filed with the Securities and Exchange Commission on October 29, 2012

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________

TAURIGA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Florida	65-1102237
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
_________________

39 Old Ridgebury Road
Danbury, CT 06180
(Address of Principal Executive Offices) (Zip Code)
_________________

TAURIGA SCIENCES, INC.
2012 EQUITY INCENTIVE PLAN
(Full title of the plan)

Seth Shaw
Tauriga Sciences, Inc.
39 Old Ridgebury Road
 Danbury, CT 06180
(Name and address of agent for service)
_________________

(917) 796-9926
(Telephone number, including area code, of agent for service)

COPIES TO:

Jeffrey M. Quick, Esq.
Quick Law Group, PC
1035 Pearl Street, Suite 403
Boulder, CO 80302
(720) 259-3393

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer, accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	9,000,000	$.0248	$223,200	$30.44

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the registrant’s Amended 2012 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of shares to be offered or sold pursuant to Section 4 of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices for the common stock on the OTC Bulletin Board on September 11, 2013.

INCORPORATION BY REFERENCE
OF
EARLIER REGISTRATION STATEMENT

Tauriga Sciences, Inc., (the "Company"), previously registered 8,500,000 shares of common stock, par value $0.001 per share, for issuance under the Company's under the Company's 2006 Business Growth and M&E Stock Option Plan (the “Plan”). The registration of such shares was affected on a Form S-8 Registration Statement filed with the Securities and Exchange Commission on October 29, 2012, bearing the file number 333-184635 (the “Earlier Registration Statement”). On August 26, 2013, upon unanimous written consent, the Company's Board of Directors approved an amendment to the Plan to increase the number of shares of common stock underlying the Plan from 8,500,000 to 17,500,000.  This Registration Statement is being filed to register the additional 9,000,000 shares of Common Stock underlying the Plan, of the same class as those for which the Earlier Registration Statement is effective. Accordingly, pursuant to General Instruction E of Form S-8, the contents of “Part I” of the Earlier Registration Statement is incorporated herein by reference.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Tauriga Sciences, Inc. (the “Company”), with the Securities and Exchange Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 29, 2012;

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since March 31, 2012; and

(d)
The description of the Company’s Common Stock contained in the Company’s Form SB-2 filed on December June 20, 2001 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 607.0831 of the Florida Business Corporation Act (the “FBCA”) allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 607.0831 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Articles of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the FBCA.

The Company’s bylaws provide that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.4	Amended 2012 Equity Incentive Plan
5.1	Opinion of Quick Law Group, PC.
23.1	Consent of Cowan, Gunteski & Co., P.A.
23.2	Consent of Meyler & Company, LLC
23.3	Consent of Quick Law Group PC (included in Exhibit 5.1)

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information, individually or in the aggregate, with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 13th day of September, 2103.

TAURIGA SCIENCES, INC.

By:	/s/ Seth Shaw
Seth Shaw
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on September 13, 2013.

SIGNATURE	TITLE

/s/ Seth M. Shaw	Chief Executive Officer,
Seth M. Shaw	Director
(Principal Executive Officer Principal Financial and Accounting Officer)

/s/ Dr. Stella M. Sung	Director
Dr. Stella M. Sung

/s/ Dr. David L. Wolitzky	Director
Dr. David L. Wolitzky